Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER 2024 RESULTS

PHOENIX, AZ., February 19, 2025—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 22 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended December 31, 2024.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

For the three months ended December 31, 2024:

●	Service revenue for the three months ended December 31, 2024 was $292.6 million, an increase of $14.3 million, or 5.1%, as compared to service revenue of $278.3 million for the three months ended December 31, 2023. The increase year over year in service revenue was primarily due to an increase in enrollments at Grand Canyon University, our largest university partner (“GCU”), to 123,149 at December 31, 2024, an increase of 5.0% over enrollments at December 31, 2023, and an increase in revenue per student year over year. The increase in revenue per student between years is primarily due to service revenue per student for Accelerated Bachelor of Science in Nursing (“ABSN”) students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester. Additionally, we earned revenue in 2024 with a university partner in which we helped the partner develop an ABSN program under a cost plus arrangement. We will earn limited revenue with this partner going forward. The revenue per student in the three months ended December 31, 2024 was negatively impacted due to the timing of the Fall semester for GCU’s ground traditional campus. The Fall semester at GCU started two days earlier in 2024 than in 2023, which had the effect of shifting $2.2 million in service revenue from the fourth quarter of 2024 to the third quarter of 2024 in comparison to the prior year. Contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs and the termination of one university partner contract at the end of the Spring 2024 semester also had the effect of reducing revenue per student.
●	Partner enrollments totaled 127,155 at December 31, 2024 as compared to 121,250 at December 31, 2023. University partner enrollments at our off-campus classroom and laboratory sites were 4,919, an increase of 9.8% over enrollments at December 31, 2023, which includes 913 and 510 GCU students at December 31, 2024 and 2023, respectively. Excluding sites closing in 2024 to new enrollments, total enrollments at our off-campus classroom and laboratory sites increased 14.9% between years. We opened five sites in the year ended December 31, 2023, and six sites in the year ended December 31, 2024 while closing one site, increasing the total number of these sites to 45 at December 31, 2024, which has also positively impacted the enrollment growth. Enrollments for GCU ground students were 24,552 at December 31, 2024 down from 25,209 at December 31, 2023 due to a small decline in traditional ground students year over year and the continued decline in professional studies students (working adults attending the university’s traditional campus at night), partially offset by an increase in ABSN students between years. GCU online enrollments were 98,597 at December 31, 2024, up from 92,070 at December 31, 2023, an increase of 7.1% between years.
●	Operating income for the three months ended December 31, 2024 was $100.0 million, an increase of $2.2 million, or 2.3%, as compared to $97.8 million for the same period in 2023. The operating margin for the three months ended December 31, 2024 and 2023 was 34.2% and 35.1%, respectively. The fourth quarter operating income and operating margin were negatively impacted on a year over year basis by impairment and other charges of $1.9 million.

●	Income tax expense for the three months ended December 31, 2024 was $22.1 million, an increase of $2.0 million, or 10.1%, as compared to income tax expense of $20.1 million for the three months ended December 31, 2023. Our effective tax rate was 21.2% during the fourth quarter of 2024 compared to 19.9% during the fourth quarter of 2023. The effective tax rate increased year over year due to higher state income taxes.

●	Net income for the three months ended December 31, 2024 was $81.9 million, an increase of $1.2 million, or 1.4% as compared to $80.7 million for the same period in 2023. As adjusted net income was $85.1 million and $82.5 million for the fourth quarters of 2024 and 2023, respectively.

●	Diluted net income per share was $2.84 and $2.71 for the fourth quarters of 2024 and 2023, respectively. As adjusted diluted net income per share was $2.95 and $2.77 for the fourth quarters of 2024 and 2023, respectively.

●	Adjusted EBITDA increased 5.1% to $116.6 million for the fourth quarter of 2024, compared to $110.9 million for the same period in 2023.

For the year ended December 31, 2024:

●	Service revenue for the year ended December 31, 2024 was $1,033.0 million, an increase of $72.1 million, or 7.5%, as compared to service revenue of $960.9 million for the year ended December 31, 2023. The increase year over year in service revenue was primarily due to an increase in GCU enrollments to 123,149 at December 31, 2024, an increase of 5.0% over enrollments at December 31, 2023. The increase in revenue per student between years is primarily due to the service revenue per student for ABSN students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester. The increase in revenue per student in the year ended December 31, 2024 was also due to the additional day for leap year in 2024 which added additional service revenue of $1.5 million as compared to the prior year and we earned revenue in 2024 with a university partner in which we helped the partner develop an ABSN program under a cost plus arrangement. We will earn limited revenue with this partner going forward. Contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs and the termination of one university partner contract at the end of the Spring 2024 semester had the effect of reducing revenue per student.

●	Operating income for the year ended December 31, 2024 was $275.4 million, an increase of $26.1 million, or 10.5%, as compared to $249.3 million for the same period in 2023. The operating margin for the year ended December 31, 2024 and 2023 was 26.7% and 25.9%, respectively. The year ended December 31, 2024 operating income and operating margin were positively impacted on a year over year basis by an extra day in 2024 for leap year and were negatively impacted by $1.1 million recorded in the second quarter related to an executive that resigned effective June 30, 2024 and by impairment and other charges of $1.9 million.

●	Income tax expense for the year ended December 31, 2024 was $65.1 million, an increase of $10.4 million, or 19.0%, as compared to income tax expense of $54.7 million for the year ended December 31, 2023. Our effective tax rate was 22.3% during the year ended December 31, 2024 compared to 21.1% during the year ended December 31, 2023. The increase in the effective tax rate between years is due to higher state income taxes partially offset by an increase in excess tax benefits from $0.9 million in the year ended December 31, 2023 to $1.5 million in the year ended December 31, 2024 and an increase in the contributions made in lieu of state income taxes from $3.5 million in the year ended December 31, 2023 to $4.5 million in the year ended December 31, 2024.

●	Net income for the year ended December 31, 2024 was $226.2 million, an increase of $21.2 million, or 10.4%, as compared to $205.0 million for the same period in 2023. As adjusted net income was $235.2 million and $212.2 million for the years ended December 31, 2024 and 2023, respectively.

●	Diluted net income per share was $7.73 and $6.80 for the years ended December 31, 2024 and 2023, respectively. As adjusted diluted net income per share was $8.04 and $7.04 for the years ended December 31, 2024 and 2023, respectively.

●	Adjusted EBITDA increased 12.5% to $340.0 million for the year ended December 31, 2024, compared to $302.3 million for the same period in 2023.

Liquidity and Capital Resources

Our liquidity position, as measured by cash and cash equivalents and investments increased by $80.1 million between December 31, 2023 and December 31, 2024, which was largely attributable to cash flows from operations for the year ended December 31, 2024 exceeding share repurchases, changes in our investment balances and capital expenditures during the year ended December 31, 2024. Our unrestricted cash and cash equivalents and investments were $324.6 million and $244.5 million at December 31, 2024 and 2023, respectively.

Share Repurchase Plan

GCE announced today that on January 29, 2025, the Company’s Board of Directors approved a $200.0 million increase under its existing stock repurchase program, reflecting an aggregate authorization for share repurchases by the Company since the initiation of the program of $2,245.0 million. The current expiration date on the repurchase authorization by the Board of Directors is March 1, 2026. As of February 14, 2025, there remained $261.9 million available under the current share repurchase authorization, which includes the increased authorization of $200.0 million. As of February 14, 2025, the Company had 28,724,845 shares of common stock outstanding. The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program may be funded using the Company’s available cash, investments and positive operating cash flows.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results and Full Year Outlook 2025

2025 Outlook

Q1 2025:

●	Service revenue of between $286.5 million and $287.5 million;
●	Operating margin of between 30.0% and 30.2%;
●	Effective tax rate of 22.2%;
●	Diluted EPS of between $2.44 and $2.46; and
●	28.6 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $2.50 and $2.52.

Q2 2025:

●	Service revenue of between $236.5 million and $240.5 million;
●	Operating margin of between 18.1% and 19.0%;
●	Effective tax rate of 24.9%;
●	Diluted EPS of between $1.22 and $1.30; and
●	28.4 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $1.28 and $1.36.

Q3 2025:

●	Service revenue of between $250.5 million and $257.5 million;
●	Operating margin of between 22.0% and 23.2%;
●	Effective tax rate of 24.9%;
●	Diluted EPS of between $1.55 and $1.68; and
●	28.1 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $1.61 and $1.74.

Q4 2025:

●	Service revenue of between $301.0 million and $311.5 million;
●	Operating margin of between 35.5% and 36.3%;
●	Effective tax rate of 24.1%;
●	Diluted EPS of between $2.99 and $3.16; and
●	27.9 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $3.05 and $3.22.

Full Year 2025:

●	Service revenue of between $1,074.5 million and $1,097.0 million;
●	Operating margin of between 27.1% and 27.9%;
●	Effective tax rate of 23.8%;
●	Diluted EPS between $8.20 and $8.59; and
●	28.3 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $6.4 million, which equates to a $0.23 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $8.43 and $8.82.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Federal securities laws which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: (i) legal and regulatory actions taken against us related to our services business, or against our university partners that impact their businesses and that directly or indirectly reduce the service revenue we can earn under our master services agreements; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of any of the key university partner agreements; (iii) our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; (iv) our ability to comply with the extensive regulatory framework applicable to us either directly as a third-party service provider or indirectly through our university partners; (v) our ability to manage risks associated with epidemics, pandemics, or public health crises; (vi) our ability to manage risks resulting from system disruptions, interruptions, or outages associated with our technology platforms or those of third-party service providers; (vii) the ability of our university partners’ students to obtain federal Title IV funds, state financial aid, and private financing; (viii) potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise; (ix) risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; (x) competition from other education service companies in our geographic region and market sector; (xi) our ability to hire and train new, and develop and train existing employees; (xii) the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; (xiii) fluctuations in our revenues due to seasonality; (xiv) our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; and (xv) other risks and uncertainties identified from time to time in documents filed with the Securities and Exchange Commission (the “SEC”) by us.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.  This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC.  Understanding the information contained in these filings is important in order to fully understand GCE’s reported financial results and our business outlook for future periods.

Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2024 results and full year 2025 outlook during a conference call scheduled for today, February 19, 2025 at 4:30 p.m. Eastern time (ET).

Live Conference Dial-In:

Those interested in participating in the question-and-answer session should follow the conference dial-in instructions below. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. Please dial in at least ten minutes prior to the start of the call.  Journalists are invited to listen only.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event at: Q4 2024 Grand Canyon Education Inc. Earnings Conference Call. A webcast replay will be available approximately two hours following the conclusion of the call at the same link.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 22 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
(In thousands, except per share data)
Service revenue	$292,573	$278,284	$1,033,002	$960,899
Costs and expenses:
Technology and academic services	43,004	39,227	165,085	154,870
Counseling services and support	85,327	82,754	323,484	302,319
Marketing and communication	49,646	46,003	212,420	202,800
General and administrative	10,568	10,397	46,298	43,235
Impairment and other	1,897	—	1,897	—
Amortization of intangible assets	2,104	2,104	8,419	8,419
Total costs and expenses	192,546	180,485	757,603	711,643
Operating income	100,027	97,799	275,399	249,256
Interest expense	—	(6)	(4)	(33)
Investment interest and other	3,925	2,970	15,920	10,452
Income before income taxes	103,952	100,763	291,315	259,675
Income tax expense	22,073	20,054	65,081	54,690
Net income	$81,879	$80,709	$226,234	$204,985
Earnings per share:
Basic income per share	$2.86	$2.73	$7.77	$6.83
Diluted income per share	$2.84	$2.71	$7.73	$6.80
Basic weighted average shares outstanding	28,677	29,555	29,104	29,991
Diluted weighted average shares outstanding	28,872	29,761	29,271	30,147

Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of December 31,	As of December 31,
(In thousands, except par value)	2024	2023
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$324,623	$146,475
Investments	—	98,031
Accounts receivable, net	82,948	78,811
Income taxes receivable	490	1,316
Other current assets	11,915	12,889
Total current assets	419,976	337,522
Property and equipment, net	176,823	169,699
Right-of-use assets	99,541	92,454
Amortizable intangible assets, net	159,962	168,381
Goodwill	160,766	160,766
Other assets	1,357	1,641
Total assets	$1,018,425	$930,463
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$26,721	$17,676
Accrued compensation and benefits	33,183	31,358
Accrued liabilities	29,620	26,725
Income taxes payable	8,559	10,250
Deferred revenue	—	—
Current portion of lease liability	12,883	11,024
Total current liabilities	110,966	97,033
Deferred income taxes, noncurrent	26,527	26,749
Other long-term liabilities	1,444	410
Lease liability, less current portion	95,635	88,257
Total liabilities	234,572	212,449
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 54,090 and 53,970 shares issued and 28,858 and 29,953 shares outstanding at December 31, 2024 and December 31, 2023, respectively	541	540
Treasury stock, at cost, 25,232 and 24,017 shares of common stock at December 31, 2024 and December 31, 2023, respectively	(2,024,370)	(1,849,693)
Additional paid-in capital	336,736	322,512
Accumulated other comprehensive loss	—	(57)
Retained earnings	2,470,946	2,244,712
Total stockholders’ equity	783,853	718,014
Total liabilities and stockholders’ equity	$1,018,425	$930,463

Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31,
(In thousands)	2024	2023

Cash flows provided by operating activities:
Net income	$226,234	$204,985
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	14,225	13,204
Depreciation and amortization	28,135	23,554
Amortization of intangible assets	8,419	8,419
Deferred income taxes	(165)	402
Other, including impairment and fixed asset disposals	1,227	(442)
Changes in assets and liabilities:
Accounts receivable from university partners	(4,137)	(1,398)
Other assets	1,170	(1,639)
Right-of-use assets and lease liabilities	1,799	2,105
Accounts payable	9,664	(3,109)
Accrued liabilities	4,252	(1,974)
Income taxes receivable/payable	(865)	(445)
Deferred revenue	—	—
Net cash provided by operating activities	289,958	243,662
Cash flows provided by (used in) investing activities:
Capital expenditures	(37,248)	(44,537)
Additions of amortizable content	(412)	(897)
Purchases of investments	(48,594)	(98,853)
Proceeds from sale or maturity of investments	147,619	63,815
Net cash provided by (used in) investing activities	61,365	(80,472)
Cash flows used in financing activities:
Repurchase of common shares and shares withheld in lieu of income taxes	(173,175)	(137,124)
Net cash used in financing activities	(173,175)	(137,124)
Net increase in cash and cash equivalents and restricted cash	178,148	26,066
Cash and cash equivalents and restricted cash, beginning of period	146,475	120,409
Cash and cash equivalents and restricted cash, end of period	$324,623	$146,475
Supplemental disclosure of cash flow information
Cash paid for interest	$4	$33
Cash paid for income taxes	$65,261	$59,026
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,065	$1,909
ROU Asset and Liability recognition	$7,087	$19,735
Excise tax on treasury stock repurchases	$1,502	$1,146

Grand Canyon Education, Inc. Reports Fourth Quarter 2024 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) share-based compensation, and (iii) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, severance costs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$81,879	$80,709	$226,234	$204,985
Plus: interest expense	—	6	4	33
Less: investment interest and other	(3,925)	(2,970)	(15,920)	(10,452)
Plus: income tax expense	22,073	20,054	65,081	54,690
Plus: amortization of intangible assets	2,104	2,104	8,419	8,419
Plus: depreciation and amortization	7,428	6,560	28,135	23,554
EBITDA	109,559	106,463	311,953	281,229
Plus: contributions in lieu of state income taxes	—	—	4,500	3,500
Plus: share-based compensation	3,370	3,246	14,225	13,204
Plus: litigation and regulatory costs	1,715	1,057	6,203	3,628
Plus: impairment and other	1,897	—	1,897	—
Plus: loss on fixed asset disposal	31	166	102	741
Plus: severance costs	—	—	1,133	—
Adjusted EBITDA	$116,572	$110,932	$340,013	$302,302

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, impairment and other costs, loss on disposal of fixed assets and severance costs allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three months and years ended December 31, 2024 and 2023, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

	(Unaudited, in thousands except per share data)
GAAP Net income	$81,879	$80,709	$226,234	$204,985
Amortization of intangible assets	2,104	2,104	8,419	8,419
Loss on impairment and other	1,897	—	1,897	—
Loss on disposal of fixed assets	31	166	102	741
Severance costs	—	—	1,133	—
Income tax effects of adjustments(1)	(856)	(452)	(2,580)	(1,929)
As Adjusted, Non-GAAP Net income	$85,055	$82,527	$235,205	$212,216

GAAP Diluted income per share	$2.84	$2.71	$7.73	$6.80
Amortization of intangible assets (2)	0.06	0.06	0.22	0.22
Loss on impairment and other (3)	0.05	—	0.05	—
Loss on disposal of fixed assets (4)	0.00	0.00	0.00	0.02
Severance costs (5)	—	—	0.03	—
As Adjusted, Non-GAAP Diluted income per share	$2.95	$2.77	$8.04	$7.04

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.02 and $0.01 for the three months ended December 31, 2024 and 2023, respectively, and net of an income tax benefit of $0.06 for both of the years ended December 31, 2024 and 2023.
(3)	The impairment and other per diluted share is net of an income tax benefit of $0.01 for the three months ended December 31, 2024, and net of an income tax benefit of $0.01 for the year ended December 31, 2024.

(4)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for both of the three months ended December 31, 2024 and 2023, and net of an income tax benefit of nil and $0.01 for the years ended December 31, 2024 and 2023, respectively.
(5)	The severance costs per diluted share is net of an income tax benefit of $0.01 for the year ended December 31, 2024.